Exhibit 11


                MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
               PRIMARY AND FULLY DILUTED EARNINGS PER COMMON
                      AND COMMON EQUIVALENT SHARE
              THREE MONTHS ENDED APRIL 1, 1995 AND APRIL 2, 1994
                  (In millions, except per share amounts)

                                                 		  Three Months Ended
                                                     April 1,   	April 2,
                                                      1995       1994 (1)
Net Income                                          $  372     	$  298
Add:
Interest on Zero coupon notes due 2009
     and 2013, net of tax and effect of
    executive incentive and employee
     profit sharing plans                                2           4
Adjusted net income                               	 $  374      $  302

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - PRIMARY:

Weighted average common shares outstanding          	588.3       557.8
Common equivalent shares:
	Stock options                                       	12.7       	12.9
	Zero coupon notes due 2009 and 2013              	    7.7        18.6
Common and common equivalent
	shares - primary (in millions)                   	  608.7       589.3

Net earnings per share - primary                  	$   .61    	$   .51

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - FULLY DILUTED:

Weighted average common shares outstanding          	588.3      	557.8
Common equivalent shares:
	Stock options	                                       12.7        12.9
	Zero coupon notes due 2009 and 2013              	    7.7        18.6
Common and common equivalent
	shares - fully diluted (in millions)             	  608.7       589.3

Net earnings per share - fully diluted            	$   .61    	$   .51

(1) All 1994 earnings per common and common equivalent share and weighted average common and common equivalent shares outstanding have been restated to reflect the April 18, 1994 two-for-one stock split effected in the form of a 100 percent stock dividend payable to stockholders of record on March 15, 1994.